                        Filed pursuant to Rule 424(b)(3)
                           Registration No. 333-66658

Prospectus

                                   Alloy, Inc.

                        6,244,712 Shares of Common Stock

We have prepared this prospectus to allow the selling stockholders we identify to sell up to 6,244,712 shares of our common stock. Certain of the selling stockholders may acquire the shares after converting shares of preferred stock or exercising warrants we issued to them in private placements of our Series A preferred stock and a related warrant and our Series B preferred stock and related warrants. Other selling stockholders acquired the shares in connection with our acquisitions of Triple Dot Communications, Inc.; Y-Access, LLC; Carnegie Communications, Inc. or CASS Communications, Inc. We will not receive any of the proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus, although we will receive the exercise price for warrants exercised by the selling stockholders and we will bear certain expenses incident to the registration of shares of common stock for the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices, but they are not required to sell any shares. The price to the public for the shares and the proceeds to the selling stockholders at any time will depend upon the market price of the securities when sold.

The 6,244,712 shares included in this prospectus include 1,026,887 shares we are registering to satisfy our obligation contained in the registration rights agreement executed in connection with the private placement of our Series B preferred stock and related warrants to register shares of common stock equal to
1.50 times the number of shares issuable, as of the day prior to the filing of the registration statement that includes this prospectus upon conversion of the Series B preferred stock and exercise of the related warrants.

Our common stock is traded on the Nasdaq National Market under the trading symbol "ALOY." On January 30, 2002, the last reported sale price for the common stock on the Nasdaq National Market was $20.61 per share.


                 Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 3.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

                   This prospectus is dated February 1, 2002.

                                TABLE OF CONTENTS

                                                                           Page
PROSPECTUS SUMMARY.......................................................    1
THE OFFERING.............................................................    3
RISK FACTORS.............................................................    3
YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
 BECAUSE THEY ARE INHERENTLY UNCERTAIN...................................    5
USE OF PROCEEDS..........................................................    7
SELLING STOCKHOLDERS.....................................................    7
PLAN OF DISTRIBUTION.....................................................   10
LEGAL MATTERS............................................................   11
EXPERTS..................................................................   11
WHERE YOU CAN FIND MORE INFORMATION......................................   11

                               PROSPECTUS SUMMARY

You must also consult the more detailed financial statements, and notes to financial statements filed with our Annual Report on Form 10-K, incorporated by reference in this prospectus. This prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors as outlined in this prospectus.

                                  Our Company


     We are a media, direct marketing and marketing services company targeting Generation Y, the more than 60 million boys and girls in the United States between the ages of 10 and 24. Our business integrates direct mail catalogs, print media, websites, on-campus marketing programs, and promotional events, and features a portfolio of brands that are well known among Generation Y consumers and advertisers. We reach a significant portion of Generation Y consumers through our various media assets, direct marketing activities and marketing services programs, and, as a result, we are able to offer advertisers targeted access to the youth market. Additionally, our assets have enabled us to build a comprehensive database that, as of January 1, 2002, included detailed information about more than 9.4 million Generation Y consumers. We believe we are the only Generation Y-focused media company that combines significant marketing reach with a comprehensive consumer database, providing us with a deep understanding of the youth market. Our revenues have grown rapidly, increasing from $2.0 million for fiscal 1997 to $101.4 million for the first nine months of fiscal 2001. For the quarter ended October 31, 2001, we reported revenues of $44.5 million and had earnings before interest, taxes, depreciation and amortization, or EBITDA, of $2.7 million.

     Generation Y, our target market, is the fastest growing demographic group in the United States and is expected to grow 14.7% faster than the overall U.S. population from 2001 to 2005, according to U.S. Census data. Generation Y controls significant disposable income and has influence over household expenditure decisions. The youth market accounts for over $350 billion in annual spending according to studies completed by Harris Interactive, a research and polling firm.

     We generate revenue from two principal sources -- merchandising, and sponsorship and advertising. From our catalogs and websites, we sell high margin, third-party branded products in key Generation Y spending categories, including apparel, action sports equipment, and accessories directly to the youth market. We generate sponsorship and advertising revenues largely from traditional, blue chip advertisers that seek highly targeted, measurable and effective marketing programs to reach Generation Y. Advertisers can reach Generation Y through integrated marketing programs that include our catalogs, magazines, books, websites, and display media boards, as well as through promotional events, product sampling, college and high school newspaper advertising, customer acquisition programs and other marketing services that we provide. For the nine months ended October 31, 2001, we generated merchandising, and sponsorship and advertising revenues of $77.3 million and $24.2 million, respectively, increases of 92.5% and 182.0%, respectively, over the comparable period of fiscal 2000.

                       Our Media and Marketing Properties

     Our business integrates the following assets to deliver comprehensive access to Generation Y:

Direct Marketing Catalogs & Websites

  Alloy Markets apparel, accessories, and housewares targeting girls; website provides commerce and interactive content.

  CCS Markets skateboarding and snowboarding related equipment, apparel and accessories targeting boys; website provides commerce and interactive content. Acquired in July 2000.

  Dan's Comp                       Markets BMX bikes and related equipment,
                                   apparel and accessories targeting boys;
                                   website provides commerce and content.
                                   Acquired in September 2001.

Marketing Services

  360 Youth                         Provides integrated marketing programs on
                                    college and high school campuses
                                    incorporating 3,200 display media boards, customer acquisition programs and promotional events. Acquired in November
                                    2001.

  CASS Communications               Places advertising in over 6,000 college
                                    and high school newspapers; also owns over 5,000 on-campus display media boards.
                                    Acquired in August 2001.

  Triple Dot Communications /
  Y-Access / Target Marketing       Provides marketing consulting and market
                                    research services. Acquired in December
                                    2000, January 2001 and November 2001,
                                    respectively.

Print Media

  Private Colleges & Universities   Publishes college and university guide
                                    books distributed to college-bound high
                                    school students and operates related
                                    websites. Acquired in April 2001.

  Strength Magazine                 Publishes a lifestyle magazine targeting
                                    teenage boys. Acquired in February 2001.

  AlloyGirl Magazine                Publishes a controlled circulation,
                                    quarterly lifestyle magazine targeting
                                    teenage girls.

  Alloy Entertainment /
  17th Street Productions           Develops books and other entertainment
                                    properties. Acquired in January 2000.

                                  THE OFFERING

Common stock offered.........................................    6,244,712 shares (1)

Common stock to be outstanding after the offering............    34,907,925 shares(2)

Use of proceeds..............................................    We will not receive any proceeds from the sale by
                                                                 the selling stockholders of our common stock.

Nasdaq National Market symbol for our common stock...........    Our common stock is traded on The Nasdaq National
                                                                 Market under the symbol "ALOY"

(1) Consists of 1,720,392 shares of common stock issued in connection with the Cass Communications acquisition, 62,296 shares issued as performance payments to the former shareholders of Triple Dot and Y-Access after the closing of those acquisitions, 197,152 shares issued to the former shareholders of Carnegie Communications in connection with our acquisition of Carnegie and currently held in escrow, 877,193 shares of common stock issuable on conversion of our Series A preferred stock, up to 2,326,923 shares of common stock issuable on conversion of our Series B preferred stock and up to 1,060,756 shares of common stock issuable upon exercise of warrants.

(2) The number of shares of common stock to be outstanding after this offering does not include, as of January 28, 2002, the following additional shares of common stock:

- 1,558,897 shares issuable upon conversion of our Series B convertible preferred stock at an effective conversion price of $11.70 per share;

- 1,690,635 shares issuable upon the exercise of warrants issued in connection with our private placements and acquisitions, having a weighted average exercise price of $17.60 per share;

- 6,014,535 shares of common stock underlying outstanding options having a weighted average exercise price of $12.567 per share;

- 650,635 shares of common stock available for issuance at prevailing market prices under our Restated 1997 Employee, Director and Consultant Stock Plan;

- 4,150,000 shares, including the over-allotment, offered on our Registration Statement on Form S-3 filed with the SEC on January 29, 2002; and

- additional shares of common stock potentially issuable pursuant to earnout calculations we agreed to in connection with some of our acquisitions.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this report and information in our periodic reports filed with the SEC. The material risks and uncertainties described below are related to this offering. You should also consider the risks discussed in our annual report filed on Form 10-K with the SEC on May 1, 2001 and amended on October 10, 2001, which relate to our business in general. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

 We may not be able to achieve or maintain profitability.

Since our inception in January 1996, we have incurred significant net losses. We have never reported positive EBITDA or net income for a full fiscal year, and we may never do so. As of October 31, 2001, we had an accumulated deficit of approximately $76.7 million. Although we have experienced significant revenue growth and have generated positive EBITDA in recent periods, those results may not be sustainable. Therefore, you should not view our recent results as being necessarily indicative of our future performance.

 Our success depends largely on the value of our brands and if the value of our brands were to diminish, our business would be adversely affected.

The prominence of our Alloy, CCS and Dan's Comp catalogs and websites and our related consumer magazines among our Generation Y target market, and the prominence of our CASS Communications, 360 Youth and Private Colleges & Universities brands and media franchises with advertisers are key components of our business. If our consumer brands or their associated merchandise and editorial content lose their appeal to Generation Y consumers, our business could be adversely affected. The value of our consumer brands could also be eroded by misjudgments in merchandise selection or by our failure to keep our content current with the evolving preferences of our audience. These events would likely also reduce sponsorship and advertising sales for our merchandise and publishing businesses and may also adversely affect our marketing and services businesses. Moreover, a component of our growth strategy is to increase the number of Generation Y consumers we reach, which could include broadening the intended audience of our existing consumer brands or creating or acquiring new media franchises or related businesses. Misjudgments by us in this regard could damage our existing or future brands. If any of these developments occur, our business would suffer.

 Management may invest or spend the proceeds of our completed and contemplated offerings in ways that you may disagree with and in ways that may not yield a return.

Our management will have broad discretion in applying the net proceeds of our completed and contemplated offerings and investors will be relying on the judgment of our management. We expect to use a significant portion of our cash on hand (including the net proceeds of our recently completed private placements and our recently filed underwritten offering, if it is consummated) for possible future acquisitions, and the remaining portion for working capital and general corporate purposes. However, we do not have any specific plans or a timetable for the use of those proceeds. The failure of our management to apply those funds effectively could have a material adverse affect on our business, results of operation and financial condition. Moreover, because we do not have specific plans for use of the net proceeds of the offering, our intentions could change before we spend those proceeds.

 Sales of our stock by existing stockholders may cause the market price of our common stock to drop significantly.

As of January 28, 2002, up to 10,443,593 registered shares are eligible for resale by existing stockholders subject, in some cases, to contractual sale limits, existing escrow arrangements and lockup agreements to be entered in connection with our recently filed underwritten offering, if it is consummated. In addition, we are obligated to register for resale, prior to February 25, 2002, 2,345,033 shares of common stock to cover the shares issued in our January 2002 private placement and the shares potentially issuable upon exercise of the related warrant sold in that private placement. Any significant sales of those shares or the perception that such sales may occur could cause the price of our common stock to drop significantly.

 We will need to authorize the issuance of additional shares to be able to make new acquisitions or raise new capital.

We currently are authorized to issue 50,000,000 shares of our common stock. To date we have issued 34,907,925 shares of common stock. In addition, we have reserved 10,228,602 shares of common stock for issuance on conversion of our outstanding shares of Series B preferred stock and exercise of our outstanding stock options and warrants, and have reserved an additional 650,635 shares for stock options that we may issue in the future under our Restated 1997 Employee, Director and Consultant Stock plan. Assuming that we issue 4,000,000 shares in the underwritten offering currently in registration, we will have fewer than 240,000 shares (or fewer than 90,000 shares, if the underwriters in such offering exercise their over-allotment option in full) available for issuance in connection with future acquisitions and capital needs. Thus, we will need to obtain approval of our shareholders to increase the number of shares that we are authorized to issue before we can issue significant numbers of shares in connection with future acquisitions or capital raising. We intend to seek shareholder approval to increase the number of authorized shares of our common stock to 200,000,000 at a special meeting of our stockholders currently scheduled for March 4, 2002. There is no assurance that we will be able to obtain their approval. If we fail to obtain such approval, our ability to make future acquisitions or raise additional capital would be adversely affected.

 We are a defendant in a class action lawsuit and defending this litigation could hurt our business.

We have been named as a defendant in a securities class action lawsuit relating to the allocation of shares by the underwriters of our initial public offering. While we believe there is no merit to this lawsuit, defending against it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business. In addition, if we lose this lawsuit, or settle on adverse terms, our stock price may be adversely affected.

                YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                      BECAUSE THEY ARE INHERENTLY UNCERTAIN

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding market expectations and opportunities, market share growth and new products and service expectations and capabilities. These forward-looking statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and "intend" and similar expressions as they relate to us or our management are intended to identify such forward-looking statements. Our actual future results may differ significantly from those stated in any forward-looking statements. These statements include statements regarding our ability to: increase revenues, generate multiple revenue streams, increase visitors to our Web sites and build customer loyalty; develop our sales and marketing teams; capitalize on our sales and marketing efforts; capitalize on our promotions, sponsorship, advertising and other revenue opportunities; build the Alloy, CCS and Dan's Comp brand names, as well as the brand names of our other subsidiaries, and develop our on-line community; develop commercial relationships with advertisers and other Web sites; our Web sites' appeal to marketers and users; meet anticipated cash needs for working capital and capital expenditures for the next 24 months; enhance our infrastructure technology, transaction-processing and automation capabilities of our Web sites; increase the efficiency of our supply chain and fulfillment system; expand into international markets; expand and utilize our name database; identify desirable products and to continue to limit our risks of our excess inventory; continue to provide high levels of customer service and support; manage our vendors to maintain our profit margins; identify and integrate potential acquisitions and investments; and contact and successfully market to the increasing Generation Y audience.

As a result of the foregoing and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis which could materially and adversely affect our business, financial condition, operating results and stock price. We do not intend to update any of the forward-looking statements in this report to conform these statements to actual results, unless required by law.

In evaluating this offering, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 2 of this document.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock being offered and sold for the accounts of the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering, but will pay certain expenses related to the registration of the shares of the common stock, and will receive the exercise price if certain of the selling stockholders exercise warrants to obtain shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

Based upon information available to us as of July 30, 2001, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that will be owned after the sale of the registered shares, assuming all of the shares are sold. Except as otherwise set forth in the footnotes to the table, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its, his or her ownership of shares of equity securities. Certain selling stockholders may be affiliates of broker-dealers. These selling stockholders purchased the securities in the ordinary course of business and, at the time they purchased the securities, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he, she or it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933.

The information set forth in the table includes the 1,720,392 shares of common stock issued in connection with the Cass Communications acquisition and assumes conversion of the Series A preferred stock at a conversion price per share of Series A preferred stock of $11.40, conversion of the Series B preferred stock at a conversion price per share of Series B preferred stock of $11.70, the exercise of all of the warrants issued in connection with the private placements of the Series A and Series B preferred stock.

Pursuant to their terms, the Series B preferred stock and the related warrants are convertible or exercisable by a Series B holder only to the extent that the number of shares of common stock issuable on such conversion or exercise, together with the number of shares of common stock owned by that Series B holder and its affiliates (but not including shares of common stock underlying unconverted or unexercised options, warrants or convertible securities), would not exceed 4.99% of our then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, except that each holder may elect to waive this restriction as to itself by giving written notice to us at least sixty-one (61) days before the waiver is to become effective. Accordingly, the number of shares of common stock set forth in the table as beneficially owned by each Series B holder before and after the offering may exceed the number of shares of common stock that it could own beneficially at any given time as a result of its ownership of the Series B preferred stock and the related warrants.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

                                       Shares Beneficially                           # of Shares after     % of Class after
                                       Owned Prior to the           Shares being    Completion of this    Completion of this
Name                                         Offering                  Offered          Offering(1)          Offering (1)
----                                   -------------------          ------------    ------------------    ------------------

BayStar Capital, L.P.(2)                   2,475,284                1,485,173             990,111                  3.69%

BayStar International, Ltd.(3)             1,060,821                  636,488             424,333                  1.58%

Bayview Partners(4)                          169,776                  101,883              67,893                     *

Bryan Cadogan(5)(6)                           93,462                   28,469              64,993                     *

Gary Colen (5)(7)                            168,361                   28,469             139,892                     *

Crosslink Crossover Fund III, L.P.(8)      1,060,821                  636,488             424,333                  1.58%

Peter M. Graham(9)                           141,366                   12,414             128,952                     *

Peter M. Graham Money                         64,118                   38,477              25,641                     *
Purchase Plan and Trust(10)

Elyssa Kellerman(11)                          70,747                   42,459              28,288                     *

Marta Loeb (5)(12)                            16,208                    4,360               11,848                    *

Offshore Crosslink Crossover                  70,747                   42,459               28,288                    *
Fund III Unit Trust(13)

Dwayne Pettigrew (5)(14)                       4,308                      998                3,210                    *

St. Paul Venture Capital VI, LLC(15)       1,184,211                1,184,211                    0                    *

Thunder Financial, LLC(16)                   141,395                   84,817               56,578                    *

Alan M. Weisman(5)(17)                     1,720,392                1,720,392                    0                    *

Owen E. Landon, Jr.(18)                       85,028                   85,028                    0                    *

Virginia B. Landon(18)                         2,517                    2,517                    0                    *

Owen E. Landon, Jr.(18)
Revocable Common Trust                        21,423                   21,423                    0                    *

Owen E. Landon, Jr. Irrevocable NVC
Trust dated December 31, 1976 for the
benefit of Mark B. Landon(18)                 17,637                   17,637                    0                    *

Owen E. Landon, Jr. Irrevocable NVC
Trust dated December 31, 1976 for the
benefit of Susan L. Bogue(18)                 17,637                   17,637                    0                    *

Owen E. Landon, Jr. Irrevocable NVC
Trust dated December 31, 1976 for the
benefit of Owen E. Landon, III(18)            17,637                   17,637                    0                    *

Owen E. Landon, Jr. Irrevocable NVC
Trust dated December 31, 1976 for the
benefit of Karen L. Moore(18)                 17,637                   17,637                    0                    *

Owen E. Landon, Jr. Irrevocable NVC
Trust dated December 31, 1976 for the
benefit of Kimberly Marie Adams(18)           17,637                   17,637                    0                    *

         * Less than 1%

         (1) The numbers assume that the selling stockholders have sold all of the shares offered hereby prior to completion of this Offering.

         (2) Consists of 747,863 shares issuable upon conversion of our Series B preferred stock and 242,248 shares issuable upon conversion of a currently exercisable warrant. Also includes 495,062 shares potentially issuable under anti-dilution provisions.

         (3) Consists of 320,512 shares issuable upon conversion of our Series B preferred stock and 103,821 shares issuable upon conversion of a currently exercisable warrant. Also includes 212,155 shares potentially issuable under anti-dilution provisions.

         (4) Consists of 51,282 shares issuable upon conversion of our Series B preferred stock and 16,611 shares issuable upon conversion of a currently exercisable warrant. Also includes 33,990 shares potentially issuable under anti-dilution provisions.

         (5) Sales of such shares are restricted pursuant to lockup agreements entered into by us with the selling shareholders, as discussed in the text following this table.

       (6) Mr. Cadogan is Chief Operating Officer of our subsidiary, Triple Dot.

       (7) Mr. Colen is President of our subsidiary, Triple Dot.

       (8) Consists of 320,512 shares issuable upon conversion of our Series B preferred stock and 103,821 shares issuable upon conversion of a currently exercisable warrant. Also consists of 212,155 shares potentially issuable under anti-dilution provisions.

       (9) Consists of (a) 38,892 shares directly owned, (b) 8,306 shares subject to currently exercisable warrants held by Mr. Graham individually, (c) 25,641 shares issuable upon conversion of Series B preferred stock held by the Peter M. Graham Money Purchase Plan and Trust, (d) 33,527 shares held by The LLZ 1997 Trust and (e) 35,000 shares subject to currently exercisable options held by Mr. Graham individually. Mr. Graham is a member of our Board of Directors. Mr. Graham also is a trustee of The LLZ 1997 Trust. Mr. Graham shares voting and investment power over the shares owned by The LLZ 1997 Trust, but has no pecuniary interest in its shares and therefore expressly disclaims beneficial ownership of those shares. Also consists of 4,108 shares potentially issuable under anti-dilution provisions.

       (10) Consists of 25,641 shares issuable upon conversion of our Series B preferred stock. Peter Graham, a beneficiary and sole trustee of the Peter M. Graham Money Purchase Plan and Trust, is a member of our board of directors. See footnote 8 for a description of Mr. Graham's stockholdings. The Peter M. Graham Money Purchase Plan and Trust has no interest in any of the shares owned or controlled by Mr. Graham in any other capacity, and expressly disclaims beneficial ownership of such shares. Also consists of 12,836 shares potentially issuable under anti-dilution provisions.

       (11) Consists of 21,367 shares issuable upon conversion of our Series B preferred stock and 6,921 shares issuable upon conversion of a currently exercisable warrant. Also consists of 14,171 shares potentially issuable under anti-dilution provisions.

       (12) Ms. Loeb is a Senior Vice President of our subsidiary, Triple Dot.

       (13) Consists of 21,367 shares issuable upon conversion of our Series B preferred stock and 6,921 shares issuable upon conversion of a currently exercisable warrant. Also consists of 14,171 shares potentially issuable under anti-dilution provisions.

       (14) Mr. Pettigrew is a Senior Vice President of our subsidiary, Triple Dot.

       (15) Consists of 877,193 shares issuable upon conversion of our Series A preferred stock and 307,018 shares issuable upon conversion of a currently exercisable warrant.

       (16) Consists of 42,735 shares issuable upon conversion of our Series B preferred stock and 13,843 shares issuable upon conversion of a currently exercisable warrant. Also consists of 28,239 shares potentially issuable under anti-dilution provisions.

       (17) Mr. Weisman is President of our CASS Communications subsidiary.

       (18) Consists of shares which are held in escrow.

On February 16, 2001, we completed the issuance and sale to St. Paul Venture Capital VI, LLC in a private placement of (i) 1,052,632 shares of our newly created Series A Preferred Stock, $.01 par value per share, at a purchase price of $9.50 per share, and (ii) a warrant to purchase up to 307,018 shares of our common stock, $.01 par value per share (the "Common Stock"). The Series A preferred stock is convertible into common stock at an initial conversion price of $11.40 per share, subject to appropriate adjustments for stock splits and other combinations and certain dilutive events, without payment of any additional consideration. The Series A preferred stock accrues dividends in the amount of 3% per annum, payable solely in the form of additional shares of Series A preferred stock. The warrant is exercisable in whole or in part at any time on or prior to February 15, 2006 for an exercise price of $12.83 per share, subject to appropriate adjustments for stock splits and other combinations. We may require the holder to convert the Series A preferred stock, and may redeem the warrant for nominal consideration, at any time after February 15, 2003 if the reported closing sales price of our common stock exceeds $25 per share, subject to appropriate adjustments for stock splits and other combinations, for a period of 10 consecutive trading days.

On June 19, 2001, we completed the issuance and sale to BayStar Capital, L.P., BayStar International, Ltd., Lambros, L.P., Crosslink Crossover Fund III, L.P., Offshore Crosslink Crossover Fund III Unit Trust, Bayview Partners, the Peter M. Graham Money Purchase Plan and Trust and Elyssa Kellerman of an aggregate of (i) 1,815 shares of our newly created Series B preferred Stock, $.01 par value per share, at a purchase price of $10,000 per share, and (ii) warrants to purchase up to 502,492 shares of common stock. The Series B preferred stock is convertible into common stock at an initial conversion price of $11.70 per share, subject to appropriate adjustments for stock splits and other combinations and certain dilutive events, without payment of any additional consideration. The Series B preferred stock accrues dividends in the amount of 5.5% per annum, payable quarterly in arrears either in the form of cash or an increase in the stated value of each share of Series B preferred stock at our option. We may require that the Series B preferred stock be converted into common stock at any time after June 19, 2002 if the reported closing sales price of the common stock equals or exceeds $20.475 per share, subject to appropriate adjustments for stock splits and other combinations, for the 20 consecutive trading days immediately before we make the conversion election and certain other conditions are met. Each warrant we issued in connection with the private placement of our Series B preferred stock is exercisable in whole or in part at any time on or prior to June 15, 2005 for an exercise price of $12.46 per share, subject to appropriate adjustments for stock splits and other combinations. As part of the issuance and sale of the Series B preferred stock and the related warrants we entered into a Registration Rights Agreement with the purchasers. In that agreement we agreed initially to register for resale a number of shares of common stock equal to 1.50 times the number of shares issuable as of the day prior to our filing of the

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registration statement that includes this prospectus on conversion of the Series
B preferred stock and exercise of the related warrants. To satisfy that obligation, we have registered 1,026,887 more shares than the number of shares initially issuable on conversion of the Series B preferred stock and exercise of the related warrants. If the actual number of shares issued upon such conversion and exercise is more than the number we have registered under this prospectus, we will have to register additional shares for resale by certain of the selling shareholders.

                              PLAN OF DISTRIBUTION

The shares of common stock to be sold by the selling stockholders in this offering have been listed on the Nasdaq National Market.

We are registering the shares offered under this prospectus on behalf of the selling stockholders for resale of such shares from time to time after the date of this prospectus. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the named selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders, subject to reimbursement as described below. We will not receive any proceeds from the sales of shares by the selling stockholders but will receive the exercise price on their exercise of warrants to acquire shares.

Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions otherwise than on the Nasdaq National Market or in the over-the-counter market, through put or call options transactions relating to the shares whether such options are listed on an options exchange or otherwise, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

In connection with the sale of shares, the selling stockholders may: enter into hedging transactions with brokers, dealers or others, who in turn may engage in short sales of the shares in the course of hedging the positions they assume; sell short or deliver shares to close out positions; or loan shares to brokers, dealers or others that may in turn sell such shares.

The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (that compensation as to a particular broker-dealer might be in excess of customary commissions). One of the selling stockholders, Alan M. Weisman, has agreed to effect all of his shares only through BancBoston Robertson Stephens, Inc. or another securities firm selected by us in our sole discretion.

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Because the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

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The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution for an exercise price of $ .01 per share or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. That supplement will disclose:

         - the name of the selling stockholder(s) and of the participating broker-dealer(s),

         - the number of shares involved,

         - the price at which such shares were sold,

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         - other facts material to the transaction.

We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Alloy by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Certain attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., beneficially own an aggregate of 3,300 shares of our common stock.

                                     EXPERTS

The financial statements of Alloy and its subsidiaries as of January 31, 2001, 2000 and 1999, have been incorporated by reference herein in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

In addition, the financial statements of Cass Communications for the years ended December 31, 2000 and 1999 have been incorporated by reference to Alloy's Current Report on Form 8-K/A, filed with the Commission on October 18, 2001, in reliance upon the report of Hutton, Nelson & McDonald LLP, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our Common stock is listed and traded on the Nasdaq National Market under the symbol "ALOY."

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later

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
with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares offered by this prospectus:

         - Annual Report on Form 10-K for the fiscal year ended January 31, 2001, filed on May 1, 2001 and amended on October 10, 2001;

         - Annual Report on Form 10-K/A for the fiscal year ended January 31, 2001 filed on October 10, 2001;

         - Definitive Proxy Statement on Schedule 14A, filed on May 31, 2001;

         - Preliminary Proxy Statement on Schedule 14A, filed on January 29,
         2002;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2001, filed on June 14, 2001;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2001, filed on September 14, 2001;

         - Quarterly Report on Form 10-Q/A for the fiscal quarter ended April 30, 2001, filed on October 18, 2001;

         - Quarterly Report on Form 10-Q/A for the fiscal quarter ended July 31, 2001, filed on October 18, 2001;

         - Quarterly Report on Form 10-Q/A for the fiscal quarter ended July 31, 2001, filed on October 24, 2001;

         - Quarterly Report on Form 10-Q/A for the fiscal quarter ended October 31, 2001, filed on December 17, 2001;

         - Current Report on Form 8-K/A, filed on May 14, 2001;

         - Current Report on Form 8-K, filed on June 21, 2001;

         - Current Report on Form 8-K, filed on July 10, 2001;

         - Current Report on Form 8-K, filed on August 13, 2001;

         - Current Report on Form 8-K, filed on August 14, 2001;

         - Current Report on Form 8-K/A, filed on September 14, 2001;

         - Current Report on Form 8-K/A, filed on October 10, 2001;

         - Current Report on Form 8-K, filed on October 15, 2001;

         - Current Report on Form 8-K/A, filed on October 18, 2001;

         - Current Report on Form 8-K, filed on November 6, 2001;

         - Current Report on Form 8-K, filed on November 13, 2001;

         - Current Report on Form 8-K/A, filed on December 11, 2001;

         - Current Report on Form 8-K, filed on December 11, 2001;

         - Current Report on Form 8-K/A, filed on January 25, 2002;

         - Current Report on Form 8-K, filed on January 29, 2002;

         - Current Report on Form 8-K, filed on January 29, 2002;

         - Current Report on Form 8-K/A, filed February 1, 2002; and

         - The description of the our common stock contained in "Description of Capital Stock" in the Registration Statement on Form S-1 declared effective by the Commission on May 13, 1999 (File No. 333-74159), including any amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address:

                                   Alloy, Inc.
                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307
                          Attention: Samuel A. Gradess

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